Exhibit 4.24

To:
DVB Bank SE, as Lender, Swap Bank, Arranger, Underwriter,
     Facility Agent, Security Agent and Documentation Agent
Platz der Republik 6
60325 Frankfurt am Main
Germany
Attention:  Loan Administration Manager
Fax No: +49 69 97 50 4444

-and-

Attention: Camila Policarpio c/o DVB Transport (US) LLC 609 Fifth Avenue, 5th Floor New York, New York 10017 Facsimile: +212 858 2663 Email: Camila.Policarpio@dvbbank.com

January 11, 2016

Dear Sirs:

Each of UP Offshore (Bahamas) Ltd. (“UP Offshore Bahamas” or the “Borrower”), Ultrapetrol (Bahamas) Ltd. (“Ultrapetrol”), UP Offshore Apoio Marítimo Ltda. (“UP Offshore Brazil”), Packet Maritime Inc. (“Packet”), Padow Shipping Inc. (“Padow”), UP Offshore (Uruguay) S.A. (“UP Offshore Uruguay”) and Topazio Shipping LLC (“Topazio”) refers to the Loan Agreement dated as of October 31, 2007 (as amended, the “Loan Agreement”) among, inter alios, (i) the Borrower (ii) Ultrapetrol, UP Offshore Brazil, Packet, Padow, UP Offshore Uruguay and Topazio as joint and several guarantors (the “Guarantors”), (iii) the banks and financial institutions listed on Schedule 1 thereto as lenders (the “Lenders”), (iv) DVB Bank SE (formerly DVB Bank AG) as Swap Bank, and (v) DVB Bank SE (formerly DVB Bank AG) as Arranger, Underwriter, Facility Agent (in such capacity, the “Agent”), Security Agent and Documentation Agent, pursuant to which the Lenders made available to the Borrower a senior secured post-delivery term loan facility of up to $25,000,000 for the purpose of refinancing the UP Diamante.

Words and expressions defined in the Loan Agreement shall have the same meaning when used in this letter agreement (this “Letter Agreement”) except as expressly provided in this Letter Agreement. In addition:

“BNDES” means Banco Nacional de Desenvolvimento Econômico e Social – BNDES, the Brazilian national development bank, a empresa pública federal, with offices at Avenida República do Chile n°100, in the City of Rio de Janeiro, State of Rio de Janeiro, Brazil.

“BNDES Loan Agreement” means the Financing Agreement dated August 20, 2009, entered into by BNDES and UP Offshore Apoio Marítimo Ltda. (the “Obligor”) providing for BNDES to make available to the Obligor a loan facility in the amount of (originally) R$36,473,952.93 (equivalent to $18,729,564 as of the date of execution thereof) for the purposes described therein.

“Bonds” means Ultrapetrol’s 8.875% First Preferred Mortgage Notes Due 2021.

“Forbearance Commencement Date” means January 11, 2016.

“Forbearance Period” means the period of time commencing at 12:01 a.m. New York City time on the Forbearance Commencement Date and ending on the Forbearance Termination Date.

“Forbearance Termination Date” means the earliest to occur of:

(a)	12:00 noon (New York Time) on March 31, 2016;

(b)
the failure after the date hereof of any of the Borrower or the Guarantors to comply with any of the terms or undertakings of this Letter Agreement, including without limitation the covenants set forth in Clause 4 hereof;

(c)
the date of the occurrence of (i) any default or event of default under any Third Party Forbearance Agreement (as such term is defined below), or (ii) the termination, cancellation, revocation, repudiation, anticipatory repudiation or cessation, in whole or in part, of any Third Party Forbearance Agreement, unless, in the case of only Ultrapetrol or any subsidiary thereof (other than UP Offshore Bahamas or any person in which UP Offshore Bahamas has a direct, indirect or beneficial ownership interest), a proceeding as contemplated under the proviso in clause (d) of this definition of Forbearance Termination Date shall have commenced within two (2) Business Days following the date thereof and (x) such proceeding results in an automatic stay or equivalent and (y) no enforcement action has been taken within such two Business Days period as a consequence of such termination, cancellation, revocation, repudiation, anticipatory repudiation or cessation, in whole or in part, of such Third Party Forbearance Agreement;

(d)
the date any proceeding shall be instituted by or against any Obligor or Affiliate of any Obligor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, provided that the parties hereto agree that a Forbearance Termination Date will not be deemed to have occurred solely on the basis of such a proceeding being instituted by or against Ultrapetrol or any subsidiary thereof (other than UP Offshore Bahamas or any person in which UP Offshore Bahamas has a direct, indirect or beneficial ownership interest) and:

	(i)	none of the Offshore Entities is named as a “debtor” in such proceeding;

	(ii)	notwithstanding any provision contained herein to the contrary, the Credit Parties may:

(1)
file a proof of claim against Ultrapetrol in any such proceeding for the full amount of the obligations guaranteed by Ultrapetrol under the Loan Agreement (and for the purposes of such proof of claim, the Loan and all accrued interest and other amounts accrued or owing under the Loan Agreement shall be deemed immediately due and payable without notice or demand therefor), and none of Ultrapetrol or any other party named as a “debtor” in such proceeding will contest such proof of claim or the amount being claimed therein; and

(2) exercise all rights, remedies and objections available to them as a “creditor” in such proceeding; and

	(iii)	such proceeding, or any orders issued in relation to such proceeding, will not permit Petrobras to terminate, or result in Petrobras terminating, a Time Charter or a Service Contract for a Ship;

(e)	the date of the occurrence after the date hereof of any Event of Default under the Loan Agreement (other than any Event of Default waived or as otherwise provided for herein);

(f)
the date of the occurrence of any default or event of default under any other credit facility (including the Indenture) to which Ultrapetrol or UP Offshore Bahamas or an affiliate or subsidiary of them is a party, unless either (i) a Third Party Forbearance Agreement has been executed in respect of such credit facility under which a waiver or forbearance with respect to such default or event of default has been given by the relevant creditors thereunder and remains in effect, or (ii) a bankruptcy proceeding has been instituted by or against the relevant obligor prior to the occurrence of such default or event of default and such proceeding results in an automatic stay or equivalent; or

(g)
the 5th Business Day after Ultrapetrol and/or the Borrower gives notice to the Credit Parties of the exercise of remedies by any creditor under the Indenture, any credit facility with IFC, any credit facility with OFID or any other credit facility to which any subsidiary of Ultrapetrol (other than UP Offshore Bahamas or any person in which UP Offshore Bahamas has a direct, indirect or beneficial ownership interest) is a party, regardless of whether there is a Third Party Forbearance Agreement in effect with respect to such credit facility, provided that if Ultrapetrol and/or the Borrower shall not have given the Creditors Parties notice within two (2) Business Day of having obtained knowledge of any such exercise of remedies, the Forbearance Termination Date shall be the date any such notice should have been given.

“IFC” means the International Finance Corporation.

“Indenture” means the Indenture dated as of June 10, 2013 among Ultrapetrol, the Subsidiary Guarantors and Pledgors named therein and Manufacturers and Traders Trust Company as Trustee in respect of the Bonds.

“Offshore Entities” means the entities listed on Schedule A hereto.

“OFID” means the OPEC Fund for International Development.

“Third Party Forbearance Agreement” means in respect of each other credit facility (other than the Indenture, any credit facility agreement with IFC, any credit facility agreement with OFID and the BNDES Loan Agreement) to which Ultrapetrol or UP Offshore Bahamas or an affiliate or subsidiary of them is a party, a forbearance agreement with the applicable creditors, in each case in form and substance reasonably acceptable to the Credit Parties, that shall remain in force throughout the Forbearance Period, with provisions including, at a minimum:

(a)	forbearance, extension and/or waiver of:

(i)
any principal payments due under any such credit facility starting from the Forbearance Commencement Date (except with respect to mandatory prepayments of principal in connection with the sale or loss of a ship or vessel financed thereunder, and then only to the extent of any funds received with respect to such sale or loss (net of expenses));

	(ii)	any payments under any such credit facility not otherwise permitted under the terms of this Letter Agreement; and

	(iii)	existing and potential breaches of any financial or other covenants thereunder through March 31, 2016); and

(b)
an acknowledgment and agreement that funds used from any debt service reserve account will not be required to be replenished during the applicable forbearance period in such Third Party Forbearance Agreement, it being understood and agreed that if a standstill agreement or other agreement is executed during the Forbearance Period (i) among (x) Ultrapetrol, the Subsidiary Guarantors and Pledgors named in the Indenture and (y) the holders of a majority in the principal amount of the Bonds, (ii) among Ultrapetrol and any subsidiary thereof and IFC with respect to any credit facility with IFC or (iii) among Ultrapetrol and any subsidiary thereof and OFID with respect to any credit facility with OFID, any such standstill agreement or other agreement shall be deemed a Third Party Forbearance Agreement for purposes of this Letter Agreement whether or not that such standstill agreement or other agreement includes the provisions of subparagraphs (a) and (b) of this definition.

We request that, by countersigning this Letter Agreement, you confirm your agreement to the following waivers in connection with the Loan Agreement:

1.	Extension of time for repayment instalments due under Clause 7.1 of the Loan Agreement during the Forbearance Period.

It is acknowledged and agreed among the Borrower and the Credit Parties that the Credit Parties hereby grant an extension of time for the Borrower to make quarterly repayment instalments due under Clause 7.1 of the Loan Agreement during the Forbearance Period and that the quarterly repayment instalments due under Clause 7.1 during the Forbearance Period are hereby deferred to and payable on the Forbearance Termination Date. For the avoidance of doubt, all payments of interest due under Clause 5 and Clause 6 of the Loan Agreement shall continue to be paid when due.

The Borrower and the Credit Parties further agree that nothing contained herein shall be deemed to be a waiver of any repayment instalments due in accordance with Clause 7.1 of the Loan Agreement for any period after the Forbearance Period.

2.	Waiver of Security coverage under Clause 10.3 of the Loan Agreement.

It is acknowledged and agreed among the Borrower and the Credit Parties that the Credit Parties hereby waive compliance with Clause 10.3 of the Loan Agreement through the end of the Forbearance Period.

The Borrower and the Credit Parties further agree that nothing contained herein shall be deemed to be a waiver of Clause 10.3 of the Loan Agreement for any period after the Forbearance Period.

3.	Waiver of anticipated Events of Default under Clause 14.1(a), Clause 14.1(b), Clause 14.1(c), Clause 14.1(f), Clause 14.1(i), Clause 14.1(q), Clause 14.1(r) and Clause 14.1(s) of the Loan Agreement.

It is acknowledged and agreed among the Borrower and the Credit Parties that, to the limited extent any of the events or circumstances for which a waiver has been provided under paragraphs 1through 2 of this Letter Agreement would otherwise be deemed an Event of Default pursuant to Clause 14.1(a) Clause 14.1(b) and/or Clause 14.1(s) of the Loan Agreement, the Credit Parties hereby agree to waive such Event of Default, in each case, during the Forbearance Period.

It is further acknowledged and agreed among the Borrower and the Credit Parties that, to the limited extent that any event or circumstance arising during the Forbearance Period would be deemed an Event of Default pursuant to Clause 14.1(q) and/or Clause 14.1(r) of the Loan Agreement, the Credit Parties hereby agree to waive such Event of Default, in each case, during the Forbearance Period.

It is further acknowledged and agreed among the Borrower and the Credit Parties that, to the limited extent that any event or circumstance arising during the Forbearance Period involving only Ultrapetrol or any subsidiary thereof (other than UP Offshore Bahamas or any person in which UP Offshore Bahamas has a direct, indirect or beneficial ownership interest) would be deemed an Event of Default pursuant to Clause 14.1(c), Clause 14.1(f) and/or Clause 14.1(i) of the Loan Agreement, the Credit Parties hereby agree to waive such Event of Default, in each case, during the Forbearance Period.

The Borrower and the Credit Parties further agree that nothing contained herein shall be deemed to be a waiver of: (a) any other Event of Default under Clause 20 of the Loan Agreement for any period, or (b) Clause 14.1(a), Clause 14.1(b), Clause 14.1(c), Clause 14.1(f), Clause 14.1(g), Clause 14.1(j), Clause 14.1(q), Clause 14.1(r) and Clause 14.1(s) of the Loan Agreement after the Forbearance Period.

4.	Covenants during the Forbearance Period.

During the Forbearance Period:

(a)
Ultrapetrol shall cause all cash standing to the credit of or received in any account of any of the Offshore Entities and all incoming revenue in whatever form to remain in such account of such Offshore Entity in which it stands or is received and shall not permit such monies to be distributed, loaned or otherwise upstreamed or transferred by any Offshore Entity to any holding company at each of the Borrower, UP Offshore Bahamas and Ultrapetrol levels or to any Affiliate of any Guarantor or of the Borrower, provided that up to $5,000,000 may be transferred from only UP Offshore Bahamas or Ultrapetrol and applied solely toward payment of restructuring fees, expenses and severance costs as reasonably allocated to the business of the Offshore Entities as established to the reasonable satisfaction of the Credit Parties;

(b)
None of Ultrapetrol or any of its subsidiaries or affiliates shall make any payments of principal due under any other credit facility to which Ultrapetrol or UP Offshore Bahamas or an affiliate or subsidiary of them is a party or for which it is a guarantor, provided that Ultrapetrol and/or its subsidiaries or affiliates shall make the following payments as and when the same shall become due and payable:

(i)
mandatory prepayments of principal in connection with (x) the sale or loss of a ship or vessel financed thereunder, and then only to the extent of any funds received with respect to such sale or loss (net of expenses), (y) a payment of $1,800,000 from the debt service reserve account of Linford Trading Inc. (“Linford”) under the Loan Agreement dated as of December 20, 2013 (the “Linford Loan Agreement”) among, inter alios, Linford as borrower and DVB Bank America N.V. and NIBC Bank N.V. as creditor parties (the

“Linford Creditor Parties”), and (z) a payment of $2,500,000 from the debt service reserve account of Ingatestone Holdings Inc. (“Ingatestone”) under the Loan Agreement dated as of January 18, 2013 (the “Ingatestone Loan Agreement”) among, inter alios, Ingatestone as borrower, DVB Bank America N.V., NIBC Bank N.V. and ABN AMRO Capital USA LLC as creditor parties (the “Ingatestone Creditor Parties”); and

(ii)
any scheduled payments due (x) in February, 2016 under the Natixis credit facility, and (y) during the Forbearance Period under the BNDES Loan Agreement, in each of case (x) and (y) as provided in Schedule B hereto with respect to each such facility;

(c)
None of Ultrapetrol or any of its subsidiaries or affiliates (including without limitation any Offshore Entity) shall enter into any arrangements with any creditor pursuant to which it or they have granted or will grant any collateral, guarantees, preferential terms or treatment (or equivalent) additional to any such arrangements in place (including pursuant to any Third Party Forbearance Agreement) and disclosed to the Credit Parties prior to entering into this Letter Agreement. In addition, Ultrapetrol agrees that it shall disclose to the Credit Parties for information purposes only drafts of any Third Party Forbearance Agreement and the executed version of each such Third Party Forbearance Agreement;

(d)
Ultrapetrol shall provide to the Credit Parties unredacted copies of any restructuring plan (each, a “Plan”) presented by Ultrapetrol to the holders of the Bonds or any other lender to Ultrapetrol or any subsidiary thereof, and Ultrapetrol shall:

(i)
on a continuing basis, promptly upon receipt or issuance thereof, provide or procure the provision to the Credit Parties of copies of any revisions to any such Plan or any succeeding plan or proposals presented by Ultrapetrol to the holders of the Bonds or such other lenders;

(ii)
provide details as to any proposed participation of the Southern Cross Entities (as such term is defined in the Indenture) in such Plan or in any such succeeding plan or proposals presented by Ultrapetrol to the holders of the Bonds; and

	(iii)	provide status reports to the Credit Parties on a bi-weekly basis and make its executive management and advisors available for in-person or telephonic meetings with the Credit Parties;

(e)
Each of the Borrower and the Guarantors shall provide evidence satisfactory to the Credit Parties relating to capital expenses as required by the Credit Parties during the Forbearance Period and shall where possible defer or cancel/postpone such payments and avoid the incurrence of any further obligations to make such payments, and generally use all commercial efforts to conserve and retain cash (it being understood and agreed that as to all of the foregoing to the extent consistent with safe and sound operation of the Ships in compliance with all applicable laws, regulations and insurance requirements);

(f)	The Borrower shall provide the Credit Parties, on a weekly basis, a 13-week cash flow forecast and monthly cash flow projections thereafter up to week 26 at the Borrower and Ultrapetrol levels; and

(g)
It is understood and agreed that the Agent, for and on behalf of (i) itself and the Credit Parties, (ii) the Linford Creditor Parties, (iii) the Ingatestone Creditor Parties, (iv) DVB Bank SE, DVB Bank America N.V. and Banco Security as creditor parties (the “Jasper and Turquoise Creditor Parties”) in respect of the financing of the UP Jasper and UP Turquoise (the “Jasper and Turquoise Credit Facility”) and (v) DVB Bank SE and DVB Bank America N.V. as creditor parties (the “Bilateral Creditor Parties”, and together with the Credit Parties, the Linford Creditor Parties, the Ingatestone Creditor Parties and the Jasper and Turquoise Creditor Parties, the “Offshore Creditor Parties”) in respect of various bilateral credit facilities (the “Bilateral Credit Facilities”) made available by them to certain of the Offshore Entities, shall hire a strategic advisor (the “Strategic Advisor”) to, inter alia:

	(A)	review any Plan and any revisions or modifications thereto;

(B)
advise the Offshore Creditor Parties with respect to the Plan and any succeeding plan or proposals and in connection with any restructuring of the Loan Agreement, the Linford Loan Agreement, the Ingatestone Loan Agreement, the Jasper and Turquoise Credit Facility and the Bilateral Credit Facilities (collectively, the “Offshore Credit Facilities”); and

(C)
advise the Offshore Creditor Parties on their response to the Plan before the Offshore Creditor Parties enter into any agreement with regard to the Plan or a restructuring agreement with respect to any of the Offshore Credit Facilities.

In connection with the foregoing, Ultrapetrol shall (x) pay all fees, costs and expenses incurred by the Agent in connection with the services provided by such Strategic Advisor within 5 Business Days after receipt of any invoice of such Strategic Advisor and shall indemnify the Agent for all such invoices paid by the Agent that were not paid by Ultrapetrol within the aforesaid 5 Business Days, and (y) cause each of the “Security Parties” and/or “Obligors” under each of the Offshore Credit Facilities to cooperate fully with such Strategic Advisor.

5.	Borrower and Guarantor Representations and Warranties.

Each of the Borrower and the Guarantors hereby represents and warrants as follows:

(a)
The execution and delivery by the Borrower and each of the Guarantors of this Letter Agreement and the performance by each such Obligor of all of its agreements and obligations under the Loan Agreement, as amended hereby, are within such Obligor’s corporate authority and have been duly authorized by all necessary corporate action on the part of such Obligor, and no consent of any third party is required in connection with the transactions contemplated by this Letter Agreement.

(b)
This Letter Agreement and the Loan Agreement, as amended hereby, constitute the legal, valid and binding obligations of each of the Obligors party hereto and are enforceable against such Obligors in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of, creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(c)	The Borrower and each Guarantor certifies that:

	(i)	there is no proceeding for the dissolution or liquidation of any Obligor;

(ii)
the representations and warranties contained in the Loan Agreement, as amended hereby, are true and correct as though made on and as of the date hereof, except for (A) representations or warranties which expressly relate to an earlier date in which case such representations and warranties shall be true and correct, in all material respects, as of such earlier date or (B) representations or warranties which are no longer true as a result of a transaction expressly permitted by the Loan Agreement or as contemplated by this Letter Agreement;

(iii)
there is no material misstatement of fact in any information provided by any of the Obligors to the Credit Parties since September 30, 2015, and such information did not omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

(iv)
it has not entered into nor agreed to enter into any arrangements with any creditor pursuant to which they have or will be granted any collateral, guarantees, preferential terms or treatment (or equivalent) additional to that in place prior to entering into this Letter Agreement.

6.	Conditions precedent to the effectiveness of this Letter Agreement.

This Letter Agreement shall become effective upon the completion, to the reasonable satisfaction of the Credit Parties, of the following conditions precedent:

(a)
the relevant Ultrapetrol parties, as applicable, shall have entered into a Third Party Forbearance Agreement in respect of each other credit facility to which Ultrapetrol or UP Offshore Bahamas or an affiliate or subsidiary of them is a party (provided that if a Third Party Forbearance Agreement is not executed with respect to the Jasper and Turquoise Credit Facility, DVB Bank SE, as a lender under such facility, shall have executed an undertaking to abide by the terms of a draft of such Third Party Forbearance Agreement as if it had been executed by all creditor parties to such facility); and

(b)
the Borrower shall pay to the Credit Parties a fee of $15,000 in connection with this Letter Agreement, provided that the Credit Parties agree that upon payment such fee shall be deducted from any restructuring fee the Credit Parties request in connection with a restructuring of the obligations under the Loan Agreement.

7.	Reservation of rights.

It is acknowledged and agreed among the Borrower, the Guarantors and the Credit Parties that the Credit Parties expressly reserve all other rights and remedies to which they are entitled under the Loan Agreement or any other Finance Document in relation to the matters described above in this Letter Agreement or any future breach and/or non-compliance with, or event of default under, the terms of this Letter Agreement or any other Finance Document.

8.	Guarantors’ confirmation.

Each Guarantor, by its signature of this Letter Agreement, confirms its consent to the waivers and amendments to the Loan Agreement set out herein and confirms that the guarantee remains in full force and effect.

9.	No other amendments or waivers.

Other than as set forth in this Letter Agreement, the provisions of the Loan Agreement shall remain unchanged and in full force and effect.

10.	Finance Document.

It is acknowledged and agreed that this Letter Agreement shall constitute a Finance Document for purposes of the Loan Agreement.

11.	Governing law and jurisdiction.

The provisions of Clause 26 (Law and Jurisdiction) of the Loan Agreement shall apply to this Letter Agreement as if set out in full but so that references to “this Agreement” are amended to read “this Letter Agreement”. All remaining provisions of the Loan Agreement and the Finance Documents shall remain in full force and effect.

[SIGNATURE PAGES FOLLOW]

Sincerely,

UP OFFSHORE (BAHAMAS) LTD.,
as Borrower

By:	/s/ Damian Scokin
Name:	Damian Scokin
Title:

ULTRAPETROL (BAHAMAS) LTD.,
as Guarantor

By:	/s/ Damian Scokin
Name:	Damian Scokin
Title:

UP OFFSHORE APOIO MARÍTIMO LTDA.,
as Guarantor

By:	/s/ Damian Scokin
Name:	Damian Scokin
Title:

PADOW SHIPPING INC.
as Guarantor

By:	/s/ Damian Scokin
Name:	Damian Scokin
Title:

PACKET MARITIME INC.,
as Guarantor

By:	/s/ Damian Scokin
Name:	Damian Scokin
Title:

UP OFFSHORE (URUGUAY) S.A.
as Guarantor

By:	/s/ Damian Scokin
Name:	Damian Scokin
Title:

TOPAZIO SHIPPING LLC
as Guarantor

By:	/s/ Atul Sethi
Name:	Atul Sethi
Title:	Authorized Signatory

Subject to satisfaction of Conditions Precedent as stated in Paragraph 6, accepted and agreed this 11th day of January, 2016 by:

DVB BANK SE, as Lender, Swap Bank, Arranger, Underwriter,
     Facility Agent, Security Agent and Documentation Agent

By:	/s/ Daniel C. Rodgers
Name:	Daniel C. Rodgers
Title:	Attorney-in-Fact

SCHEDULE A
List of Offshore Entities

UP Offshore (Bahamas) Ltd.
UP Offshore Apoio Marítimo Ltda.
UP Offshore (Panama) S.A.
UP Offshore (Uruguay) S.A.
Packet Maritime Inc.
Padow Shipping Inc.
Glasgow Shipping Inc.
Zubia Shipping Inc.
Corporación de Navigación Mundial S.A.
Ingatestone Holding Inc.
Bayshore Shipping Inc.
Amber Shipping Inc.
Springwater Shipping Inc.
Woodrow Shipping Inc.
Linford Trading Inc.
Leeward Shipping Inc.
Jura Shipping Inc.
Topazio Shipping LLC

SCHEDULE B
List of Scheduled Permitted Payments under
 Natixis Credit Facility and BNDES Loan Agreement

Payment Date	Facility	Type	Amount
10-Jan-16	BNDES	Interest	$53,105
		Amortization	$92,500
			$145,605

10-Feb-16	BNDES	Interest	$51,487
		Amortization	$92,500
			$143,987

20-Feb-16	Natixis	Interest	$13,995
		Amortization	$227,000
			$240,995

10-Mar-16	BNDES	Interest	$50,621
		Amortization	$92,500
			$143,121

		Total:	$673,708